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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated August 20, 2010 on the financial statements and financial highlights of the Columbia Dividend Opportunity Fund (formerly RiverSource Dividend Opportunity Fund) of the RiverSource Sector Series, Inc. included in the annual report for the fiscal year ended June 30, 2010 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, No. 33-20872) of the RiverSource Sector Series, Inc. as filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010